Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-259707, 333-273536 and 333-273539

PROSPECTUS SUPPLEMENT No. 2
(to prospectuses dated July 31, 2023, August 8, 2023 and August 8, 2023)

GDEV Inc.

ORDINARY SHARES

WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectuses dated July 31, 2023, August 8, 2023 and August 8, 2023 (the “Prospectuses”) which form a part of our Registration Statements on Form F-1 (Registration Statement Nos. 333-259707, 333-273536 and 333-273539, respectively). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectuses with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on August 29, 2023. Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in any of the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On August 28, 2023, the last reported sale price of our ordinary shares as reported on Nasdaq was $5.14 per share. Our warrants are listed on the Nasdaq under the symbol “GDEVW.” On August 28, 2023, the last reported sale price of our warrants as reported on Nasdaq was $0.16 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in each of the Prospectuses for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 29, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August, 2023

Commission File Number: 001-40758

GDEV Inc.

(Translation of registrant’s name into English)

55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35722580040

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒                                                            Form 40-F  ☐

EXPLANATORY NOTE

On August 29, 2023, GDEV Inc. (NASDAQ: GDEV) (the “Company”) announced the results of the Company’s 2023 annual general meeting, which was held at the Company’s offices in Limassol, Cyprus on August 25, 2023. A copy of the announcement is attached to this Form 6-K as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 29, 2023

GDEV Inc.

By:	/s/ Alexander Karavaev
Name: Alexander Karavaev
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Announcement dated August 29, 2023

Exhibit 99.1

GDEV announces results of 2023 Annual General Meeting

August 29, 2023 – Limassol, Cyprus – GDEV Inc. (NASDAQ: GDEV), an international gaming and entertainment company (“GDEV” or the “Company”) held its 2023 annual general meeting (the “AGM”) on August 25, 2023. As reflected in the voting results below, all of the agenda items proposed for consideration were approved by a majority of the votes cast by shareholders of the Company personally present or represented by proxy at the meeting.

1. Appointment of the Company’s auditors

To confirm the appointment of KPMG, as the Company’s auditor in accordance with the provisions of section 153 of the Companies Law Cap 113 to hold office from the conclusion of this AGM until the members appoint another auditor. The remuneration of the auditor shall be fixed by resolution of Directors in such manner as the Directors may determine or in a manner required by the rules and regulations of the stock exchange applicable to the Company.

The final voting results were as follows:

Votes for	Votes Against	Abstained
114,297,357	259	54

2. Election of Directors

To re-elect the following Directors of the Company:

•	Natasha Braginsky Mounier, Independent Director

The final voting results were as follows:

Votes for	Votes Against	Abstained
114,297,081	579	10

•	Marie Holive, Independent Director

The final voting results were as follows:

Votes for	Votes Against	Abstained
114,297,081	579	0

•	Olga Loskutova, Independent Director

The final voting results were as follows:

Votes for	Votes Against	Abstained
114,297,090	577	3

•	Andrew Sheppard, Independent Director

The final voting results were as follows:

Votes for	Votes Against	Abstained
114,297,099	561	10

•	Tal Shoham, Independent Director

The final voting results were as follows:

Votes for	Votes Against	Abstained
114,297,051	619	0

About GDEV

GDEV is a gaming and entertainment company, focused on growing and enhancing its portfolio of studios. With a diverse range of subsidiaries, including Nexters, Cubic Games, Dragon Machines, and more, GDEV strives to create games that inspire and engage millions of players for many years. Its franchises, such as Hero Wars, Island Questaway, Pixel Gun 3D, Throne Rush and others have accumulated hundreds of millions of installs worldwide. For more information, please visit gdev.inc

Contacts:

Investor Relations

Roman Safiyulin | Chief Corporate Development Officer rs@gdev.inc